                                                                   EXHIBIT 99(b)

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholder of
  AmerUs Bank and Subsidiaries:

We have audited the accompanying consolidated balance sheets of AmerUs Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of AmerUs Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Des Moines, Iowa
January 23, 1998

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996
                               ($ IN THOUSANDS)

                                                                                1997           1996
                                                                             ----------     ----------
                                               Assets
                                               ------
Cash and cash equivalents                                                 $     35,888         52,031
Securities available for sale (note 2)                                         137,122        176,561
Stock in Federal Home Loan Bank (FHLB), at cost                                 18,634         17,207
Loans held for sale (note 3)                                                    40,240         24,253
Loans and leases receivable, net (note 4)                                    1,191,677      1,029,340
Real estate (note 5)                                                             2,197          4,576
Office property and equipment, net (note 6)                                     19,980         21,605
Other assets (note 7)                                                           31,545         35,638
                                                                           -----------    -----------
                                                                          $  1,477,283      1,361,211
                                                                           ===========    ===========
                              Liabilities and Stockholder's Equity
                              ------------------------------------
Liabilities:
    Deposits (note 8)                                                     $    963,380        905,162
    FHLB advances (note 9)                                                     366,565        252,200
    Notes payable (note 10)                                                     15,866         84,239
    Other liabilities                                                           27,829         23,206
    Income taxes payable, primarily to parent company                            2,527          4,525
                                                                           -----------    -----------
           Total liabilities                                                 1,376,167      1,269,332
                                                                           -----------    -----------
Stockholder's equity (note 13):
    Preferred stock, par value $.01 per share;
       5,000,000 shares authorized; none
       issued or outstanding                                                         -              -
    Common stock, $.01 par value; authorized
       10,000,000 shares; issued and outstanding, 250,000 shares                     3              3
    Additional paid-in capital                                                  44,929         44,929
    Retained earnings, substantially restricted                                 57,227         48,682
    Net unrealized loss on securities available
       for sale, net of deferred income taxes                                   (1,043)        (1,735)
                                                                           -----------    -----------
           Total stockholder's equity                                          101,116         91,879
                                                                           -----------    -----------
Commitments and contingencies (notes 6 and 16).
                                                                          $  1,477,283      1,361,211
                                                                           ===========    ===========


See accompanying notes to consolidated financial statements.

                         AMERUS BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                               ($ IN THOUSANDS)

                                                                                                  1997        1996
                                                                                                --------     -------
Interest income:
    Loans and leases                                                                         $  101,368      84,983
    Securities                                                                                   10,290      12,518
    Interest-bearing deposits                                                                       566       1,127
    Dividends on FHLB stock                                                                       1,205       1,207
                                                                                              ---------    --------
        Total interest income                                                                   113,429      99,835
                                                                                              ---------    --------
Interest expense:
    Deposits (note 8)                                                                            46,868      39,789
    Advances from FHLB                                                                           16,512      13,117
    Notes payable                                                                                 2,543       4,168
                                                                                              ---------    --------
        Total interest expense                                                                   65,923      57,074
                                                                                              ---------    --------
        Net interest income                                                                      47,506      42,761

Provision for credit losses (note 4)                                                              8,404       3,380
                                                                                              ---------    --------
        Net income after provision for credit losses                                             39,102      39,381
                                                                                              ---------    --------
Noninterest income:
    Net gain on sale of loans held for
        sale and securities available for sale                                                   13,378       9,825
    Service fees from customers                                                                  10,542       8,480
    Gain on sale of deposits                                                                      1,492           -
    Loan servicing income, net                                                                      856         550
    Other                                                                                            91         343
                                                                                              ---------    --------
        Total noninterest income                                                                 26,359      19,198
                                                                                              ---------    --------
Noninterest expense:
    Compensation, payroll taxes, and employee benefits (note 11)                                 18,147      16,325
    Occupancy                                                                                     4,179       4,610
    Data processing                                                                               3,497       3,404
    Deposit insurance premiums                                                                      548       1,879
    Special deposit insurance assessment (note 15)                                                    -       4,508
    Depreciation                                                                                  5,486       5,421
    Other real estate owned, net                                                                 (1,092)       (173)
    Advertising                                                                                   1,226       1,322
    Amortization of goodwill                                                                        391       1,093
    Loan servicing (note 4)                                                                       1,196         951
    Other                                                                                         9,917       8,938
                                                                                              ---------    --------
        Total noninterest expense                                                                43,495      48,278
                                                                                              ---------    --------
        Income before income taxes                                                               21,966      10,301
Income taxes (note 12)                                                                            8,421       3,810
                                                                                              ---------    --------
        Net income                                                                           $   13,545       6,491
                                                                                              =========    ========

See accompanying notes to consolidated financial statements.

                         AMERUS BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                               ($ IN THOUSANDS)


                                                                     Additional                         Net
                                                         Common       paid-in        Retained        unrealized
                                                         stock        capital        earnings        gain (loss)        Total
                                                       --------      ----------      ---------       ----------       ----------
Balance at December 31, 1995                         $        3          37,429         42,191           (1,239)          78,384
Contribution of capital                                       -           7,500              -                -            7,500
Net income                                                    -               -          6,491                -            6,491
Change in unrealized loss on securities
    available for sale, net of deferred taxes                 -               -              -             (496)            (496)
                                                       --------    ------------    -----------     ------------     ------------
Balance at December 31, 1996                                  3          44,929         48,682           (1,735)          91,879
Net income                                                    -               -         13,545                -           13,545
Dividends on common stock, $20 per share                                                (5,000)                           (5,000)
Change in unrealized loss on securities
    available for sale, net of deferred taxes                 -               -              -              692              692
                                                       --------    ------------    -----------     ------------     ------------
Balance at December 31, 1997                         $        3          44,929         57,227           (1,043)         101,116
                                                       ========    ============    ===========     ============     ============

See accompanying notes to consolidated financial statements.

                         AMERUS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                               ($ IN THOUSANDS)

                                                                                              1997             1996
                                                                                          ------------     ------------
Cash flows from operating activities:
     Net income                                                                        $       13,545            6,491
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation expense                                                                   5,486            5,421
         Amortization of goodwill, fees, premiums, and discounts                                3,685            2,549
         Provision for credit losses                                                            8,404            3,380
         Deferred income taxes                                                                 (1,519)             487
         Proceeds from sale of loans, $104,989 and $46,755
           from related parties in 1997 and 1996, respectively                                258,614          266,052
         Disbursements for loans originated for sale                                         (245,076)        (256,232)
         Gain on sale of deposits                                                              (1,488)               -
         Net (gain) loss from other investing activities                                       (1,151)              64
         Increase in accrued interest receivable                                               (1,739)          (2,814)
         (Decrease) increase in other assets                                                     (308)           6,586
         Increase (decrease) in accrued interest payable                                        2,364             (669)
         Increase in other liabilities                                                          2,912            6,591
         Decrease in income taxes payable,
           primarily to parent company                                                         (1,998)          (2,526)
                                                                                        -------------    -------------
              Net cash provided by operating activities                                        41,731           35,380
                                                                                        -------------    -------------
Cash flows from investing activities:
     Net change in loans receivable                                                            93,756           86,972
     Purchase of loans, $54,106 and $2,992
       from related parties in 1997 and 1996, respectively                                   (302,108)        (331,984)
     Purchase of leases and lease originations                                                (31,999)         (14,709)
     Lease repayments                                                                          39,822           23,441
     Securities available for sale:
       Proceeds from maturities and repayments                                                 39,453           54,891
       Proceeds from sales                                                                     17,982           14,507
       Purchases                                                                              (17,023)         (74,349)
     FHLB stock purchase                                                                       (1,427)               -
     Proceeds from sale of real estate                                                          5,079            1,378
     Capital expenditures on real estate
       owned and in judgment, net                                                                (281)            (677)
     Purchases of office property and equipment                                                (4,327)          (5,764)
     Proceeds from sale of office property and equipment                                          674              303
                                                                                        -------------    -------------
              Net cash used in investing activities                                          (160,399)        (245,991)
                                                                                        -------------    -------------

                         AMERUS BANK AND SUBSIDIARIES

                               ($ IN THOUSANDS)



                                                                                  1997             1996
                                                                              -----------      -----------
Cash flows from financing activities:
     Increase in deposits, net                                             $      117,186           92,491
     Sale of deposits                                                             (55,000)               -
     Decrease in advance payments by
       borrowers for taxes and insurance                                             (653)            (255)

     Proceeds from FHLB advances                                                  993,181          564,350
     Repayment of advances from FHLB                                             (878,816)        (526,025)
     Proceeds from issuance of notes payable                                        7,325           34,322
     Repayment of notes payable                                                   (75,698)         (36,376)
     Proceeds from contribution of capital                                              -            7,500
     Cash dividends paid                                                           (5,000)               -
                                                                            -------------    -------------
           Net cash provided by financing activities                              102,525          136,007
                                                                            -------------    -------------
           Net increase (decrease) in cash and cash equivalents                   (16,143)         (74,604)

Cash and cash equivalents at beginning of year                                     52,031          126,635
                                                                            -------------    -------------
Cash and cash equivalents at end of year                                   $       35,888           52,031
                                                                            =============    =============

Supplemental disclosures of cash flow information -
     Cash paid for:
       Interest                                                            $       66,848           57,742
       Income taxes                                                                11,946            5,791
                                                                            =============    =============
Supplemental schedule of noncash
     investing and financing activities:
       Loans transferred to real estate
         acquired in settlement of loans                                   $        2,265            2,485
       Net transfers between loans held for sale
         and loans receivable                                                           -          (59,553)
       Sales of real estate financed                                                    -              849
                                                                            =============    =============


See accompanying notes to consolidated financial statements.

                         AMERUS BANK AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

   Description of the Business
   ---------------------------

   AmerUs Bank, which is headquartered in Des Moines, Iowa, is a federally chartered stock savings bank and a wholly owned subsidiary of AmerUs Group Co. AmerUs Group Co. is a wholly owned subsidiary of American Mutual Holding Company (AMHC), also headquartered in Des Moines, Iowa. AMHC and AmerUs Group Co. were formed as part of a corporate reorganization of AmerUs Bank's former ultimate parent American Mutual Life Insurance Company into a mutual holding company structure. AmerUs Bank operates branches in Iowa, Kansas, Minnesota, Missouri, Nebraska, and South Dakota and loan production offices in 13 states. AmerUs Bank is primarily a retail banking operation offering loans, deposits, and related financial services. Loans consist primarily of home equity, consumer, and residential real estate products.

   Consolidation and Basis of Presentation
   ---------------------------------------

   The consolidated financial statements include AmerUs Bank and its wholly owned subsidiaries, AmerUs Investments, Inc. and AmerUs Leasing, Inc. (collectively the Bank). The subsidiaries provide investment products to the Bank's customers and purchase leases from a third party. All significant intercompany balances and transactions have been eliminated in consolidation.

   During 1997, the Bank entered into an agreement to sell a majority of the leasing assets of AmerUs Leasing, Inc. to an unrelated third party. Under the terms of the agreement, net leasing related assets of approximately $55,049,000 were sold at the December 31, 1997, net book value. The Bank realized no gain or loss on the transaction and at the assets were transferred to the purchaser in January 1998.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Regulatory Capital
   ------------------

   AmerUs Bank is required by the Office of Thrift Supervision (OTS) to maintain prescribed levels of regulatory capital. At December 31, 1997 and 1996, respectively, the requirements were met.

   Cash and Cash Equivalents
   -------------------------

   For purposes of reporting cash flows, the Bank includes in cash and cash equivalents amounts due from other financial institutions and interest-bearing deposits in other financial institutions purchased with original maturities of three months or less. Amounts of interest-bearing deposits included as cash equivalents at December 31, 1997 and 1996, were $7,335,000 and $21,696,000, respectively.

   Securities Available for Sale
   -----------------------------

   Securities to be held for indefinite periods of time, including securities the Bank intends to utilize as part of its asset/liability management strategy and may sell in response to changes in interest rates, changes in prepayment risk, liquidity needs, and when needed to increase regulatory capital or other similar factors, are classified as available for sale.

                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

   Securities Available for Sale, Continued
   ----------------------------------------

   Securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of income tax effect, are recorded as a component of stockholder's equity.

   Discounts and premiums on securities available for sale are accreted/amortized using the interest method. The timing of the accretion/amortization for mortgage-backed securities is adjusted for actual prepayment experience.

   Gain or loss is recognized using the specific identification method, and net gains or losses are shown in the statements of income.

   Loans Held for Sale
   -------------------

   Loans held for sale are carried at the lower of cost or market determined on an aggregate basis. The cost of loans sold is determined on a specific identification basis, and gains or losses on the sale of loans are recognized on the settlement date. Net fees and costs associated with the origination and acquisition of loans held for sale are included in the basis for determining gain or loss.

   Loans and Leases
   ----------------

   Loans are stated at the principal amounts outstanding, net of unearned income, deferred loan fees, and discounts. Unearned income, net deferred loan fees, and discounts on loans which are probable of collection are amortized over the term of the loans using a method that approximates the interest method.

   Leases are accounted for as direct financing leases for financial statement purposes. The total minimum rentals receivable and the residual value of leased assets under each lease contract are recorded as assets, net of unearned income. Unearned income is the excess of the total rentals receivable and residual value over the cost of the leased asset. Unearned income is recognized over the lease term utilizing the interest method. Direct origination costs are deferred and recognized over the estimated life of the lease.

   Unearned Loan Fees and Discounts
   --------------------------------

   Certain fees and direct expenses incurred in the loan origination process are deferred, with recognition thereof over the contractual life of the related loan as a yield adjustment using the interest method of amortization. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

   Premiums and discounts in connection with mortgage loans purchased are amortized over the term of the loans using the interest method.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

   Allowances for Losses on Loans, Real Estate, and Leases
   -------------------------------------------------------

   The allowances for losses on loans, real estate, and leases are maintained at amounts considered adequate to provide for such losses. The allowance for losses on loans and leases is based on management's periodic evaluation of the loan and lease portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan and lease loss experience, the composition of the loan and lease portfolio, and management's estimate of anticipated credit losses.

   Under the Bank's credit policies, all loans with interest more than 90 days in arrears and restructured loans are considered impaired loans. Loan impairment is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate except, where more practical, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent.

   Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged to income. When interest accruals are discontinued, accrued interest receivable is charged to income. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

   Real estate acquired is carried at the lower of cost or fair value. When property is acquired through foreclosure or a loan is considered impaired, any excess of the related loan balance over fair value of the property plus disposition costs is charged to the allowance for losses on real estate. When circumstances indicate additional loss on the property, a direct charge to the allowance for losses on real estate is made, and the real estate is recorded net of such provision.

   Financial Instruments with Off Balance Sheet Risk
   -------------------------------------------------

   In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off balance sheet risk, which include commitments to extend credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluated each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

   Office Property and Equipment
   -----------------------------

   Office property and equipment are recorded at cost. Depreciation is calculated over the estimated useful lives, which range from 25 to 30 years for buildings and from 3 to 10 years for furniture and equipment, using straight-line and declining-balance methods, respectively.

   Goodwill
   --------

   In connection with the Bank's acquisition, the excess of cost over fair value of the Bank's net assets acquired was pushed down and is being amortized on an accelerated method over approximately ten years. In connection with the purchase of two branches in 1994, the Bank had recorded goodwill, which was being amortized on an accelerated method over six years. During 1997, the Bank sold the two branches and the remaining goodwill balance of approximately $2,319,000 was included in the calculation of the gain on the sale of deposits.

   Servicing Rights
   ----------------

   The Bank's servicing assets are determined based upon estimated future revenues from contractually specified servicing fees and other ancillary revenues that are expected to compensate the Bank for performing the servicing. Such servicing rights are recognized at the time of sale as part of the gain on the sale of loans to permanent investors. The resulting servicing rights asset is amortized over the expected life of the servicing revenues. Servicing rights are periodically assessed for impairment which is recognized in the statements of income during the period in which the impairment occurs.

   Effective January 1, 1997, the Bank adopted Statement of Financial Accounting
      Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 requires that after a transfer of financial assets, the Bank must recognize the financial and servicing assets controlled and liabilities incurred, and derecognize financial assets and liabilities in which control is surrendered or debt is extinguished. The adoption of SFAS 125 did not have a material effect on the Bank's financial position or results of operations.

   Loan Servicing Income
   ---------------------

   Loan servicing income represents servicing fees earned on an accrual basis in connection with mortgage and consumer loan servicing. The fees are generally calculated on the outstanding principal balance of loans serviced.

   Income Taxes
   ------------

   Income taxes are accounted for under the asset and liability method, which requires deferred taxes to be recognized by applying enacted statutory rates applicable to future years to the differences between the carrying amounts and the tax basis of existing assets and liabilities.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

   Income Taxes, Continued
   -----------------------

   The Bank files a consolidated federal tax return with its ultimate parent company, American Mutual Holding Co., and calculates its income tax provision as if it filed a separate return. For state tax purposes, AmerUs Bank and its subsidiaries file income or franchise tax returns as required by the various states.

   Reclassifications
   -----------------

   Certain amounts previously reported have been reclassified to conform with the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

   Fair Value of Financial Instruments
   -----------------------------------

   The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

      Cash and Cash Equivalents and Accrued Interest Receivable and Payable

      The carrying amount approximates the estimated fair value due to the short-term nature of those instruments.

      Securities Available for Sale

      The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

      FHLB Stock

      The value of FHLB stock is equivalent to its carrying value due to the stock being redeemable at par value.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

   Fair Value of Financial Instruments, Continued
   ----------------------------------------------

      Loans Held for Sale

      The fair value of loans held for sale is estimated based on the fair value of recent and pending sales of loans with similar characteristics.

      Loans Receivable

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, real estate, and consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

      Deposits

      The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits; savings; and NOW accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      Advances and Commitments from the FHLB and Notes Payable

      Rates currently available to the Bank for such borrowings with similar terms and remaining maturities are used to discount the future cash flows to estimate fair value for advances and commitments from the FHLB and notes payable.

      The carrying amounts of securities sold under agreements to repurchase approximate fair value because of the short-term nature of the instruments.



                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

   Fair Value of Financial Instruments, Continued
   ----------------------------------------------

      Off Balance Sheet Instruments

      The fair value of commitments to extend credit and commitments to purchase or sell loans is estimated using the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements. Management estimates the fair value of such financial instruments approximates the carrying value, as applicable.

   Nonfinancial Instruments
   ------------------------

      Lease Financing

      Except for the net leasing assets sold, as previously discussed in the "Description of the Business," which are valued at the contractual sales price, the estimated fair value of lease financing is determined by discounting the future cash flows using the current rates at which similar leases would be made to lessees with similar credit ratings and remaining terms. The residual value of leased assets is adjusted based upon the Bank's actual experience on the disposition of similar leased assets, present value from the end of the lease term using the current lease rates.

      Servicing Rights

      Servicing assets are determined based upon estimated future revenues from contractually specified servicing fees and other ancillary revenues that are expected to compensate the Bank for performing the servicing. The fair value was estimated with a valuation model using current prepayment speeds and a market discount rate.

   Limitations
   -----------

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(2)  SECURITIES AVAILABLE FOR SALE

  Securities available for sale at December 31, 1997 and 1996, were as follows:


                                                           Gross             Gross             Gross            Estimated
                                                         Amortized         unrealized       unrealized            fair
                                                            cost             gains            losses              value
                                                       ------------        ----------      -----------        -------------
                                                                             ($ in thousands)
                  1997
                  ---
U.S. agency securities                                $       27,137              105               (31)             27,211
Mortgage-backed securities:
     Government National
        Mortgage Association (GNMA)                           10,924              206                 -              11,130
     Federal National
        Mortgage Association (FNMA)                           10,108               52                (1)             10,159
     Federal Home Loan Mortgage
        Corporation (FHLMC)                                    2,128               14               (37)              2,105
     Private issue mortgage
        pass-through certificates                             16,841               42              (194)             16,689
     Collateralized mortgage obligations                      65,897                3            (1,873)             64,027
Other investment securities                                    5,801                -                 -               5,801
                                                       -------------       ----------      ------------       -------------
                                                      $      138,836              422            (2,136)            137,122
                                                       =============       ==========      ============       =============

                  1996
                  ----
U.S. agency securities                                $       20,119                -              (151)             19,968
Mortgage-backed securities:
     GNMA                                                     13,144              201                 -              13,345
     FNMA                                                     19,401              297                (4)             19,694
     FHLMC                                                     3,570               10               (70)              3,510
     Private issue mortgage
        pass-through certificates                             21,727               81              (242)             21,566
     Collateralized mortgage obligations                      79,793                6            (2,597)             77,202
Other investment  securities                                  21,655                -              (379)             21,276
                                                       -------------       ----------      ------------       -------------
                                                      $      179,409              595            (3,443)            176,561
                                                       =============       ==========      ============       =============

                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(2)   SECURITIES AVAILABLE FOR SALE, CONTINUED

   The amortized cost and estimated fair value of securities available for sale at December 31, 1997, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        Estimated
                                                          Amortized       fair
                                                            cost          value
                                                         ------------  ------------
                                                              ($ in thousands)

Due in 1 year or less                                        $  5,000         5,000
Due after 1 year through 5 years                               22,137        22,211
                                                             --------       -------
                                                               27,137        27,211
Mortgage-backed securities                                    105,898       104,110
Other investment securities                                     5,801         5,801
                                                             --------       -------
                                                             $138,836       137,122
                                                             ========       =======

   Mortgage-backed and other investment securities have no contractual maturity dates, as principal and interest are received monthly. Other investment securities consist of other asset-backed securities in 1997 and other asset-backed securities, mutual fund investments and FHLMC preferred stock in 1996, all of which have no contractual maturity dates.

   Proceeds from the sale of securities available for sale during 1997 and 1996 were $17,982,000 and $14,507,000, respectively. Gross realized gains of $186,000 and $17,000 and gross realized losses of $346,000 and $11,000 were recognized in 1997 and 1996, respectively.

   As of December 31, 1997 and 1996, approximately 35 percent and 33 percent, respectively, of private issue mortgage pass-through certificates and collateralized mortgage obligations were secured by single family homes in California.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(3)  LOANS HELD FOR SALE

   Loans held for sale at December 31, 1997 and 1996, respectively, are summarized as follows:

                                                            1997        1996
                                                         ----------  ----------
                                                            ($ in thousands)
Mortgage loans                                              $ 9,090       5,563
Consumer loans                                               30,748      18,447
Deferred loan costs                                             402         243
                                                            -------      ------
                                                            $40,240      24,253
                                                            =======      ======

   Proceeds from the sale of loans held for sale during 1997 and 1996, respectively, were $258,614,000 and $266,052,000, and gross realized gains of $13,538,000 and $9,819,000, respectively, were recognized on those sales.

(4)  LOANS AND LEASES RECEIVABLE

   At December 31, 1997 and 1996, loans and lease receivables consisted of the following:

                                                               1997                1996
                                                         -----------------  ------------------
                                                                   ($ in thousands)
Consumer                                                       $  507,682             535,020
Single-family real estate                                         615,050             377,398
Lease financing                                                    80,682              80,694
Multi-family real estate                                            3,761              30,871
Commercial real estate                                              3,626              14,940
Real estate contracts                                               2,761               3,070
Commercial                                                          4,137              10,159
                                                               ----------           ---------
                                                                1,217,699           1,052,152
                                                               ----------           ---------

Allowance for credit losses                                       (11,787)             (9,439)
Unearned income                                                   (14,235)            (13,373)
                                                               ----------           ---------
     Loans and leases
       receivable, net                                         $1,191,677           1,029,340
                                                               ==========           =========

   The Bank originates and purchases both adjustable and fixed interest rate loans. As of December 31, 1997 and 1996, approximately 16 percent and 19 percent, respectively, of the Bank's loans portfolio were adjustable interest rate loans. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to various national indices.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(4)   LOANS AND LEASES RECEIVABLE, CONTINUED

   As of December 31, 1997 and 1996, the Bank was servicing loans for others totaling approximately $433,104,000 and $353,294,000, respectively. Servicing loans for others generally consists of collecting loan payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors. The Bank carries fidelity and mortgage interest insurance coverages sufficient to meet secondary market requirements. In connection with loans serviced for others, the Bank is liable for escrow balances maintained for borrowers as of December 31, 1997 and 1996, of $533,000 and $648,000, respectively.

   During 1997, the servicing of the Bank's first mortgage loans was transferred to a third party for sub-servicing. In 1996, the Bank's first mortgage loans were sub-serviced by an affiliate. Under terms of the sub-servicing agreements, the Bank paid $449,000 and $450,000 for the years ended December 31, 1997 and 1996, respectively.

   The Bank has arranged for lease portfolio servicing with a third party.
      Servicing leases generally consists of collecting lease payments, repossessing leased equipment, and disbursing payments to the investor. For the years ended December 31, 1997 and 1996, the Bank paid lease portfolio servicing expenses of approximately $747,000 and $501,000, respectively.

   Changes in the allowance for credit losses during 1997 and 1996, are as follows:

                                                               1997              1996
                                                         ----------------  ----------------
                                                                  ($ in thousands)
Balance at beginning of year                                     $ 9,439             9,654

Provision for credit losses                                        8,404             3,380
Charge-offs                                                       (6,318)           (4,024)
Recoveries                                                           262               429
                                                                 -------            ------
Balance at end of year                                           $11,787             9,439
                                                                 =======            ======

   At December 31, 1997 and 1996, the Bank had nonaccrual loans of $30,629,000 and $19,461,000, respectively. The allowances for loan losses related to these impaired loans were approximately $5,520,000 and $3,529,000, respectively. The average balances of such loans for the years ended December 31, 1997 and 1996, were $23,797,000 and $16,892,000, respectively. For the years ended December 31, 1997 and 1996, interest income which would have been recorded under the original terms of such loans was approximately $2,681,000 and $1,344,000, respectively, with no interest income actually recorded.

   The amount the Bank will ultimately realize from these loans and leases could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrowers' ability to repay the loans and leases. As of December 31, 1997, there were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(4)   LOANS AND LEASES RECEIVABLE, CONTINUED

   Certain officers and directors of the Bank, identified for regulatory purposes, are loan customers in the ordinary course of business. Such loans were made on substantially the same terms and collateral requirements as comparable loan transactions prevailing at the time and did not involve more than normal risk of collectibility. Changes in loans outstanding to designated officers and directors for the years ended December 31, 1997 and 1996, were as follows:

                                                               1997              1996
                                                         ----------------  ----------------
                                                                  ($ in thousands)
Balance at beginning of year                                      $1,014               342
Advances                                                             116               946
Repayments                                                            (4)              (18)
Other changes                                                       (800)             (256)
                                                                  ------             -----
Balance at end of year                                            $  326             1,014
                                                                  ======             =====

   Other changes include existing loans to new designated officers and directors, net of existing loans to persons who no longer meet such criteria.

   The components of lease financing as of December 31, 1997 and 1996, were as follows:

                                                               1997              1996
                                                         ----------------  ----------------
                                                                  ($ in thousands)
Future minimum lease
  payments receivable                                           $ 79,756            79,450
Estimated residual value                                             926             1,244
                                                                --------           -------
                                                                  80,682            80,694
Allowance for lease losses, included
  in the allowance for credit losses                              (2,742)           (2,585)
Unearned income                                                  (14,235)          (13,373)
                                                                --------           -------
     Lease financing, net                                       $ 63,705            64,736
                                                                ========           =======

(5)    REAL ESTATE

       At December 31, 1997 and 1996, real estate consisted of the following:

                                                              1997             1996
                                                         ---------------  ---------------
                                                                 ($ in thousands)
Real estate acquired
  through foreclosure                                             $1,115            3,456
Real estate in judgment                                            1,082            1,120
                                                                  ------            -----
                                                                  $2,197            4,576
                                                                  ======            =====


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(6)  OFFICE PROPERTY AND EQUIPMENT

   At December 31, 1997 and 1996, office property and equipment consisted of the following:

                                                              1997             1996
                                                         ---------------  ---------------
                                                                 ($ in thousands)
Land                                                             $ 1,417            1,261
Buildings                                                         15,280           14,284
Furniture and equipment                                           21,680           19,179
                                                                 -------           ------
                                                                  38,377           34,724
Less accumulated depreciation                                     18,397           13,119
                                                                 -------           ------
                                                                 $19,980           21,605
                                                                 =======           ======

   Future minimum rental payments under noncancelable operating leases as of December 31, 1997, were as follows:

                                                           To related        To third
                                                             parties          parties           Total
                                                         ---------------  ---------------  ---------------
                                                                         ($ in thousands)
1998                                                                $262            1,872            2,134
1999                                                                 227            1,599            1,826
2000                                                                 224            1,293            1,517
2001                                                                 206            1,035            1,241
2002                                                                   -              765              765
2003 and thereafter                                                    -            3,360            3,360
                                                                    ----            -----           ------
                                                                    $919            9,924           10,843
                                                                    ====            =====           ======

   Total rent expense for 1997 and 1996 under noncancelable operating leases was approximately $2,062,000 and $2,311,000, respectively.



                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(7)    OTHER ASSETS

   Other assets as of December 31, 1997 and 1996, were as follows:

                                                                      1997               1996
                                                                 ---------------  ------------------
                                                                          ($ in thousands)
Accrued interest receivable:
  Loans and leases                                                       $11,537               9,725
  Securities available for sale                                            1,205               1,279
Goodwill, net of accumulated amortization
  of $4,149 and $6,034, respectively                                       1,816               4,526
Fees and other receivables                                                 6,354               7,263
Servicing rights, net of accumulated
  amortization of $4,461 and $1,231, respectively                          3,709               6,757
Net deferred income tax asset                                              3,403               2,330
Other                                                                      3,521               3,758
                                                                         -------              ------
                                                                         $31,545              35,638
                                                                         =======              ======

   Changes in servicing rights for the year ended December 31, 1997 and 1996, were as follows:

                                                                       1997               1996
                                                                 ----------------  -------------------
                                                                           ($ in thousands)
Balance at beginning of year                                             $ 6,757                  345
Additions                                                                    245                7,616
Amortization                                                              (3,244)              (1,167)
                                                                         -------               ------
Balance prior to valuation allowance                                       3,758                6,794
Less valuation allowance                                                      49                   37
                                                                         -------               ------
Balance at end of year                                                   $ 3,709                6,757
                                                                         =======               ======

   The valuation allowance increased by $12,000 and $37,000 for the years ended
      December 31, 1997 and 1996, respectively.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(8)    DEPOSITS

   A summary of deposits at December 31, 1997 and 1996, is as follows:

                                                                   1997                   1996
                                                             -----------------      ----------------
                                                                        ($ in thousands)
Checking deposits                                                     $103,722               104,058
Savings deposits                                                       232,191               240,073
Certificates of deposit                                                627,467               561,031
                                                                      --------               -------
                                                                      $963,380               905,162
                                                                      ========               =======

   At December 31, 1997, certificates of deposit accounts scheduled by maturities were as follows:

                                                              ($ in thousands)

1998                                                                   $331,768
1999                                                                    196,609
2000                                                                     61,582
2001                                                                     29,923
2002                                                                      7,314
2003 and thereafter                                                         271
                                                                       --------
                                                                       $627,467
                                                                       ========

   The Bank's certificates of deposit of $100,000 or more were $26,113,000 and $23,803,000 at December 31, 1997 and 1996, respectively.

   As of December 31, 1997 and 1996, deposits of governmental agencies of $7,221,000 and $6,809,000 were collateralized by mortgage-backed securities with an amortized cost of $9,042,000 and $9,273,000, respectively. The Bank incurred interest expense on deposits for the years ended December 31, 1997 and 1996, as follows:

                                                                   1997               1996
                                                             -----------------  ----------------
                                                                      ($ in thousands)
Checking deposits                                                      $   524               561
Savings deposits                                                         9,983             9,871
Certificates of deposit                                                 36,361            29,357
                                                                       -------            ------
  Total                                                                $46,868            39,789
                                                                       =======            ======


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(9)    ADVANCES FROM THE FHLB

   At December 31, 1997 and 1996, advances from the FHLB consisted of the following:

                                                          1997                                              1996
                                            -------------------------------------------    ----------------------------------------
                                              Weighted-average                                Weighted-average
                                               interest rate                Amount              interest rate            Amount
                                            -------------------       -----------------    -------------------      ---------------
                                                                       ($ in thousands)                             ($ in thousands)
Fixed term advances (A) -
    Maturity in the year ending December 31:
                 1997                                -%                      $        -             6.08%                $  113,710
                 1998                             6.06                          200,930             6.60                     63,530
                 1999                             6.09                           84,975             6.72                     15,650
                 2000                             6.52                           55,545             6.55                     26,095
                 2001                             6.49                            9,840             6.49                      9,840
                 2002                             6.98                           15,275             6.98                     15,275
Amount drawn on line of credit (B)             Variable                               -          Variable                     8,100
Letters of credit (C)                                                                 -                                           -
                                                                             ----------                                   ---------
                                                                            $   366,565                                  $  252,200
                                                                             ==========                                   =========

   (A) As of December 31, 1997 and 1996, advances from the FHLB are secured by stock in the FHLB with a carrying value of $18,634,000 and $17,207,000, respectively, at such dates; mortgage-backed securities with a fair value of $39,067,000 and $39,613,000, respectively; and loans with a fair value of $421,608,000 and $362,620,000, respectively.

   (B) Line of credit with the FHLB with a limit of $20,000,000 matures on November 29, 1998, at which time the Bank anticipates renewing the agreement. The line has a variable interest rate which fluctuates daily. At December 31, 1997, the interest rate was 6.25 percent. The line of credit is collateralized as described in (A) above (see note 16).

   (C) Letters of credit were obtained from the FHLB totaling $6,110,000 and $38,464,000 as of December 31, 1997 and 1996. The letters of credit are collateralized as described in (A) above.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(10)    NOTES PAYABLE

   At December 31, 1997 and 1996, notes payable were as follows:

            TERMS AND DESCRIPTION                               1997           1996
            ---------------------                           -------------  -------------
                                                                  ($ in thousands)
      Customer reverse repurchase agreements;
        principal and interest rates from 5.08%
        to 7.05%; interest payments due upon
        maturity from 1998 through 1999;
        collateralized by mortgage-backed and
        investment securities with a fair value
        of $19 million and $61 million, respectively         $15,866         43,261
      Notes payable to governmental authorities,
        which were paid in 1997.                                   -         40,978
                                                             -------         ------
                                                             $15,866         84,239
                                                             =======         ======

   The mortgage-backed securities collateralizing the customer reverse repurchase agreements were under the Bank's control at December 31, 1997 and 1996. Information concerning customer reverse repurchase agreements at December 31, 1997 and 1996, is summarized as follows:

                                                     1997            1996
                                                --------------  --------------
                                                       ($ in thousands)

Average balance during the year                       $33,659           40,287
                                                      =======           ======
Average interest rate during the year                    5.79%            5.98
                                                      =======           ======
Maximum month-end balance during the year             $45,440           50,283
                                                      =======           ======

   Aggregate maturities of notes payable for the next five years and thereafter are as follows:

                                                                      ($ in
                                                                    thousands)

1998                                                                    $ 8,929
1999                                                                      6,937
                                                                        -------
                                                                        $15,866
                                                                        =======



                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(11)  EMPLOYEE BENEFIT PLANS

   401(k) Plan
   -----------

   The Bank participates in a 401(k) plan which covers substantially all employees who have completed at least one thousand hours of service in any one year. During 1996, the plan was amended to include a year-end employer contribution of 4 percent of the eligible employees' pensionable earnings. In addition, each employee may elect to contribute up to 15 percent of their annual pre-tax compensation to the plan, subject to Internal Revenue Service limitations, that is matched 125 percent by the Bank, up to 4 percent of the employee's annual compensation. The Bank's plan expense for the years ended December 31, 1997 and 1996, was approximately $1,099,000 and $1,021,000, respectively.

   Pension Plan
   ------------

   Effective on January 1, 1996, the defined benefit plan in which the Bank previously participated was curtailed, and the assets of the plan were transferred to the 401(k) plan, as described above. In connection with the curtailment, the Bank made additional contributions to the 401(k) plan of $116,000 and $93,000 for the years ended December 31, 1997 and 1996, respectively.

   Post-Retirement Benefits Other Than Pensions
   --------------------------------------------

   The Bank participated in AmerUs Life, Inc.'s post-retirement benefit plan which provides certain eligible participants with medical, dental, and life insurance benefits. The plan is unfunded and the benefits are generally based on a combination of age and years of service at retirement. The medical and dental insurance plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the medical and dental insurance plan anticipates future cost-sharing changes to the written plan that are consistent with the Bank's expressed intent to increase the retiree contribution rate annually for the expected inflation rate for that year. The life insurance plan is reduced by 4 percent each month on a straight-line basis upon retirement of the participant. The actuarial present values of the accumulated plan benefits and net assets available for benefits relating to the participants are accounted for at AmerUs Life, Inc. and are not available at the Bank level. The Bank's net post-retirement benefit plan expense for the years ended December 31, 1997 and 1996, was $137,000 and $124,000, respectively.

   Employment Agreements
   ---------------------

   The Bank and AmerUs Group Co. have entered into employment agreements, which expire December 31, 2000, with eight of the Bank's executive officers (the Officers). The agreements provide, among other things, for payment to the Officers of up to 299 percent of the Officers' annual compensation in the event of a change in control of the Bank where employment terminates involuntarily in connection with such change in control, and AmerUs Group Co. or one of its affiliates does not offer the Officers comparable employment.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(12)    INCOME TAXES

   Income tax expense for the years ended December 31, 1997 and 1996, was as follows:

                                          1997                                            1996
                     -------------------------------------------     ---------------------------------------------
                                                            ($ in thousands)
                         Federal         State          Total             Federal         State          Total
                       ------------  -------------  -------------      -------------  -------------  -------------
Current                    $ 8,541          1,399          9,940               2,809            514          3,323
Deferred                    (1,310)          (209)        (1,519)                430             57            487
                           -------          -----         ------               -----            ---          -----
                           $ 7,231          1,190          8,421               3,239            571          3,810
                           =======          =====         ======               =====            ===          =====

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities of December 31, 1997 and 1996, are presented below:

                                                                1997           1996
                                                            -------------  ------------
                                                                 ($ in thousands)
Deferred income tax assets:
  Allowance for credit losses                                      $4,797         3,731
  Deferred compensation and benefits                                  842           827
  Net unrealized loss
     on securities available for sale                                 671         1,113
  Loans held for sale                                                 855           374
  Deposit base intangible                                               -           570
  Office property and equipment                                     1,320           445
  Other                                                                 8             5
                                                                   ------         -----
     Total deferred income
       tax assets                                                   8,493         7,065
                                                                   ------         -----
Deferred income tax liabilities:
  FHLB stock dividends                                              1,896         1,896
  Leases                                                              648           702
  Accrual to cash conversion for interest
     income on certain loans                                           61            80
  Deferred loan fees                                                1,875         1,632
  Allowance for credit losses                                         174           217
  Other                                                               436           208
                                                                   ------         -----
     Total deferred income
       tax liabilities                                              5,090         4,735
                                                                   ------         -----
     Net deferred income tax assets
       recorded in other assets                                    $3,403         2,330
                                                                   ======         =====


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(12)  INCOME TAXES, CONTINUED

   Based upon the Bank's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences.

   The differences between the recorded income tax expense and the amounts computed at the federal statutory income tax rate were as follows for the years ended December 31, 1997 and 1996:

                                                         1997                              1996
                                          --------------------------------     --------------------------
                                                Amount          Percent            Amount       Percent
                                            ---------------  --------------      -----------  ------------
                                                                  ($ in thousands)
Income before income
  taxes at the federal
  statutory income tax rate                         $7,688            35.0%          $3,605          35.0%
State taxes                                            785             3.6              297           2.9
Other                                                  (52)           (0.3)             (92)         (0.9)
                                                    ------            ----           ------          ----
  Total income tax expense                          $8,421            38.3%          $3,810          37.0%
                                                    ======            ====           ======          ====

   The base year bad debt tax reserve, defined as tax reserves arising in tax years beginning before December 31, 1987, is $7,828,000. No deferred tax liability has been recognized on this amount, as management does not anticipate this bad debt tax reserve will become taxable in the foreseeable future.

(13)  STOCKHOLDER'S EQUITY

   In connection with conversion from a mutual to a stock institution, the Bank established a liquidation account in the amount of $25.5 million, for the benefit of eligible account holders who continue to maintain their deposits at the Bank. In the unlikely event of future liquidation of the Bank, an eligible account holder will be entitled to receive a distribution from the liquidation account prior to any payments to holders of common stock. The total amount of the liquidation account is reduced each year by an amount proportionate to the decrease in the deposit balances of eligible account holders. The Bank may not declare or pay a cash dividend on any of its capital stock if the effect of such dividend would be to cause the stockholder's equity of the Bank to be reduced below the aggregate amount then required for the liquidation account. The balance of the liquidation account as of December 31, 1997 and 1996, was $1.4 million and $1.9 million, respectively.



                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(13)  STOCKHOLDER'S EQUITY, CONTINUED

   Regulatory Capital Requirements
   -------------------------------

   The Financial Institution Reform, Recovery, and Enforcement Act of 1989
      (FIRREA) and the capital regulations of the OTS promulgated thereunder require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets; a minimum 3 percent core capital ratio; and a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify
      as a savings institution.   The Bank met the regulatory capital
      requirements at December 31, 1997 and 1996.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. As of June 30, 1997, the most recent notification from the OTS categorized the Bank as well capitalized. Institutions that are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5 percent, a tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions. The Bank met the regulatory capital requirements at December 31, 1997 and 1996.

   The Bank's actual and required capital amounts and ratios as of December 31, 1997, were as follows:


                                                                                             To be well capitalized
                                                                   For capital               under prompt  corrective
                                        Actual                   adequacy purposes              action provisions
                                 --------------------           --------------------         ------------------------
                                   Amount      Ratio             Amount       Ratio           Amount            Ratio
                                 ---------    -------           -------      -------         ---------         ------
                                                                                                ($ in thousands)

Tangible capital                 $ 100,342        6.8%          $ 22,178         1.5%        $  73,927            5.0%
Tier I leverage (core) capital     100,342        6.8             44,356         3.0            73,927            5.0
Risk-based capital                 111,313       10.4             85,600         8.0           106,999           10.0
Tier I risk-based capital          100,342        9.4             42,800         4.0            64,200            6.0
                                 =========      =====           ========        ====         =========          =====




                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(13)  STOCKHOLDER'S EQUITY, CONTINUED

   Regulatory Capital Requirements, Continued
   ------------------------------------------

   At December 31, 1997 and 1996, the Bank had federal income tax bad debt reserves of approximately $7,828,000, which constitute allocations to bad debt reserves for federal income tax purposes for which no provision for taxes on income had been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges. The Bank's retained earnings at December 31, 1997 and 1996, were partially restricted because of the effect of these tax bad debt reserves.

   Dividend Restrictions
   ---------------------

   Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under the regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by the OTS regulations) subsequent to a capital distribution is generally permitted to make such capital distribution without OTS approval so long as they have not been notified of the need for more than normal supervision by the OTS. The Bank has not been so notified and, therefore, may make capital distributions during a calendar year equal to net income plus 50 percent of the amount by which the Bank's capital exceeds the fully phased-in capital requirement as measured at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25 percent and 75 percent of its net income for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS.

(14)  RELATED-PARTY TRANSACTIONS AND BALANCES

   As of December 31, 1997 and 1996, the Bank had the following balances with related parties:

                                                              1997           1996
                                                         --------------  ------------
                                                               ($ in thousands)
Assets -
Accounts receivable
     and other assets                                           $    59           131
Liabilities:
  Deposits                                                       12,531        13,607
  Other liabilities                                                 966           958
  Income taxes payable to parent                                  2,641         4,052
                                                                =======        ======


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(14)  RELATED-PARTY TRANSACTIONS AND BALANCES, CONTINUED

   The Bank had the following transactions with related parties during the years ended December 31, 1997 and 1996:

                                                              1997           1996
                                                          -------------  ------------
                                                               ($ in thousands)
Revenues:
  Gain on sale of loans                                          $4,545           425
  Loan servicing fees                                               541             -
  Office space rental                                                94           119
  Commission income                                               1,478           568
                                                                 ------         -----
                                                                 $6,658         1,112
                                                                 ======         =====
Expenses:
  Loan servicing                                                 $  119           450
  Office space rental                                               518         1,079
  Real estate and other commissions                                  41            90
  Data processing                                                 2,468         2,296
  Telephone                                                         599           455
  Postage                                                           642           605
  Office supplies and printing                                      486           568
  Support services                                                  135           134
  Human resources                                                   640           344
  Legal                                                              96           203
  Investment management                                             141           126
  Marketing                                                         269             -
  Board of directors' fees                                           49            64
  Other expenses                                                    267           248
                                                                 ------         -----
                                                                 $6,470         6,662
                                                                 ======         =====

   During 1997 and 1996, an affiliate of the Bank purchased loans aggregating
      $98,476,000 and $46,755,000, respectively.  During 1997 and 1996, the Bank purchased $54,106,000 and $2,992,000, respectively, of loans from an affiliate. During 1996, the Bank's parent company contributed capital of $7,500,000 to the Bank.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(15)  SPECIAL DEPOSIT INSURANCE ASSESSMENT

   On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Act) was signed into law. The Act imposed a one-time special assessment of 65.7 basis points on deposits held as of March 31, 1995, to capitalize the Savings Association Insurance Fund (SAIF). All of the deposits of the Bank are SAIF insured. The special assessment of $4,508,000 was paid by the Bank on November 27, 1996. Beginning in 1997, the premium for SAIF-insured deposits was reduced from 23 basis points to 6.4 basis points, thus reducing deposit insurance expense for the Bank.

(16)  COMMITMENTS AND CONTINGENCIES

   The Bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit totaling $382,000 and $310,000, respectively, and unused lines of credit of $82,340,000 and $74,134,000, respectively, as of December 31, 1997 and 1996.

   The Bank has sold loans that contained certain recourse provisions totaling approximately $7 million and $9 million as of December 31, 1997 and 1996, respectively. The recourse provisions provide that the Bank is obligated to repurchase delinquent loans prior to the investor disposing of the underlying collateral. No significant losses have been incurred on the loans sold with recourse and management anticipates losses, if any, will not have a material adverse effect on the financial position or the results of operations of the Bank.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
      Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon extension of credit is based on management's credit evaluation.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(16)  COMMITMENTS AND CONTINGENCIES, CONTINUED

   As of December 31, 1997 and 1996, the Bank had outstanding commitments to sell loans of $165,000 and $132,000, respectively, and outstanding commitments to purchase loans of $-0- and $251,000, respectively. Such commitments are not reflected in the consolidated balance sheets.

   As of December 31, 1997 and 1996, the Bank had a commitment from the FHLB to borrow, at the option of the Bank, $20,000,000 on a line of credit with a variable interest rate, of which $-0- and $8,100,000 were outstanding as of December 31, 1997 and 1996, respectively. Such commitment expires November 29, 1998, and had a commitment fee of .05 percent of the commitment amount. The Bank has pledged its stock in the FHLB, certain mortgage-backed securities, and sufficient loans to fulfill the FHLB collateral requirement (see note 9). The average balances of cash reserves required to be maintained with the FHLB, for the benefit of the Federal Reserve Bank, were approximately $-0- in 1997 and 1996.

   The Bank is a party to a number of lawsuits, claims, and assessments arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Bank.

   During 1995, the Bank entered into an exclusive agreement with a grocery store chain to open and lease space for 40 bank branches in various grocery stores throughout the Bank's market area over the next six years. The agreement required an initial down payment by the Bank upon inception of the agreement and an additional payment in February of 1997. At December 31, 1997, the Bank has options remaining to open 16 branches under the terms of the agreement.

   The Bank has entered into an agreement with a third party to purchase up to $1,000,000 of leases each month until December 31, 1998.


                                                                     (Continued)

                         AMERUS BANK AND SUBSIDIARIES

(17)  Disclosures About Fair Value of Financial Instruments

   The estimated fair value of the Bank's financial instruments (as described in note 1) at December 31, 1997 and 1996, were as follows:

                                                     1997                            1996
                                          ---------------------------     ----------------------------
                                            Recorded         Fair            Recorded        Fair
                                             amount          value            amount         value
                                          -----------     -----------     ------------    ------------
                                                               ($ in thousands)
Financial assets:
    Cash and cash equivalents             $  35,888           35,888            52,031          52,031
    Securities
      available for sale                     137,122         137,122           176,561         176,561
    FHLB stock                                18,634          18,634            17,207          17,207
    Loans held for sale                       40,240          42,433            24,253          25,435
    Loans (excludes leases)                1,127,972       1,161,811           964,604         974,810
    Accrued interest receivable               12,742          12,742            11,004          11,004

Financial liabilities:
    Deposits                                 963,380         969,618           905,162         905,162
    FHLB advances                            366,565         369,080           252,200         253,586
    Notes payable                             15,866          15,866            84,239          84,387
    Accrued interest payable                   7,872           7,872             5,508           5,508

Nonfinancial instruments:
    Lease financing, net                      63,705          63,705            64,736          64,736
    Servicing rights                           3,709           4,332             6,757           7,068

                                         ===========    ============       ===========    ============


                                                         Unrealized                       Unrealized
                                          Notional         gains             Notional       gains
                                            value         (losses)            value        (losses)
                                         -----------    ------------       -----------    -----------
                                                            ($ in thousands)
Off balance sheet instruments:
    Commitments to
       extend credit                     $       382               -               310              -
    Consumer lines of credit                  82,340               -            74,134              -
    Commitment to sell loans                     165               -               132              -
    Commitment to purchase loans                   -               -               251              -
                                         ===========    ============       ===========    ===========